Exhibit 10.7

Compensation Policy

CYCLERION THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Cyclerion Therapeutics, Inc. (the “Company”) is to set forth the total compensation payable to non-employee directors of the Company for their service as members of the Company’s Board of Directors (the “Board”). In furtherance of this purpose, effective as of June 1, 2019, all non-employee directors shall be entitled to receive the compensation described in, and subject to the terms and conditions of, this Policy.

General Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year for his or her services as a director, including awards under the Company’s 2019 Equity Incentive Plan (the “2019 Equity Plan”), for his or her services as a director during such calendar year may not exceed $400,000, with the value of any awards under the 2019 Equity Plan calculated based on the grant date fair value and assuming maximum payout.

Non-Employee Director Compensation

Each non-employee director shall be entitled to receive the compensation described below while serving as a director of the Company. The form of equity compensation and amounts of equity compensation and cash compensation described below may be modified for years after 2019 by the Board in its discretion.

Equity Compensation

Annual Stock Option Grant. On June 1, 2019, for the current year, and for subsequent years, on the date of each annual meeting of stockholders of the Company, each non-employee director shall be granted an equity award in the form of a Stock Option to purchase 10,000 shares of the Company’s common stock, no par value (the “Common Stock”), under the 2019 Equity Plan, having an exercise price per share equal to the closing price of the Common Stock on the date of grant.  Following June 1, 2019, if a non-employee director commences service or terminates service on the Board at a time other than on the date of the annual meeting, the number of shares subject to the Stock Option will be pro-rated based on the number of days the director is expected to serve on the Board before the next annual meeting.

General. The Stock Option awards to the non-employee directors shall vest in full on the first anniversary of the grant date, and be subject to the terms and conditions of the 2019 Equity Plan and the Stock Option Award Agreement entered into with each director in connection with such awards.

Cash Compensation

The cash fees to be paid to non-employee directors for service on the Board, for service on each committee of the Board on which the non-employee director is then a member and for service in such additional Board positions shall be as follows:

1.                                      Annual Board Service Retainer:

a.                                      Non-Employee Directors, other than the Chairperson: $35,000

b.                                      Chairperson: $65,000

2.                                      Annual Committee Chair Service Retainer:

a.                                      Chairperson of the Audit Committee: $15,000

b.                                      Chairperson of the Compensation Committee: $10,000

c.                                       Chairperson of the Nominating and Corporate Governance Committee: $8,000

3.                                      Annual Committee Member Service Retainer:

a.                                      Member of the Audit Committee: $7,500

b.                                      Member of the Compensation Committee: $5,000

c.                                       Member of the Nominating and Corporate Governance Committee: $4,000

The foregoing fees are payable in arrears in quarterly installments, with such installments to be paid for any quarter during which the director served on the Board, on such committee or in such position.  Following June 1, 2019, if a non-employee director commences service or terminates service on the Board or a committee of the Board at a time other than the annual meeting date, each annual retainer set forth above will be pro-rated based on days served in the applicable quarter, with the pro-rated amount paid for the first quarter in which the non-employee director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

Expenses

The Company will reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with their service as members of the Board or any committee of the Board; provided, that non-employee directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time. The amount of such reimbursed expenses shall not apply toward or otherwise be subject to the compensation limits set forth in this Policy under the heading “General Compensation Limit.”

Additional Compensation

The Company will not provide additional compensation to non-employee directors, directly or indirectly, other than as disclosed in this Policy or the Company’s filings with the U.S. Securities and Exchange Commission.

Amendments; Termination

This Policy may be amended or terminated upon the adoption of a resolution of the Board.